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                                                                    EXHIBIT 99.5


                   MSH SUPERMARKETS HOLDING CORP.

May 26, 2006

Special Committee of
  the Board of Directors of
  Marsh Supermarkets, Inc.

Ladies and Gentlemen:

We are in receipt of the correspondence of May 22, 2006 (the "Letter"), from Drawbridge Special Opportunities Advisors LLC and Cardinal Paragon, Inc. (collectively, the "Cardinal Group") to the Board of Directors (the "Board") of Marsh Supermarkets, Inc. ("Marsh") with the subject "Request for Consent."

We strongly disagree with the Cardinal Group's contention that Marsh has the right to entertain any overture by the Cardinal Group concerning a potential merger, regardless of whether it is cast as a merger proposal or merely a request that Marsh consent to the submission of one (there being no meaningful difference between the two).

As you know, on March 13, 2006, the Cardinal Group executed a standstill agreement ("Standstill Agreement") in which it agreed that, absent Marsh's advance written consent, it would refrain for a two year period from making any offer to acquire an interest in Marsh. (Standstill Agreement, clause (a)). The Cardinal Group also explicitly agreed that it would not under any circumstances ask to be freed from this prohibition. (Id., clause (e)). As did Sun Capital Partners Group IV, Inc. ("Sun") and over 30 other prospective bidders, the Cardinal Group voluntarily bound itself to this and other restrictions in exchange for the right to participate in the auction process established by the Special Committee.

During the auction process, the Cardinal Group had every right and opportunity actively to pursue a merger with Marsh, including by submitting the same proposal it is now asking Marsh to consider. For reasons unknown to us, however, the Cardinal Group failed to engage seriously in the auction process, while Sun, however, having played by the rules of the auction, emerged from the process with a fully diligenced offer with a fully negotiated merger agreement, no financing contingency and significant capital commitments, an offer that the Board and the Special Committee agreed was the superior bid. Under these circumstances, it would be fundamentally unfair to allow the Cardinal Group to reopen the bidding process with an untimely and quite possibly illusory offer and, as further discussed below, would subject the Company to unacceptable operational risk and potentially jeopardize the conclusion of any transaction at all.

The unfairness and unacceptable risk of the Cardinal Group's untimely overture aside, its request that Marsh consider its merger proposal is a clear breach of its obligations under clause (e) of the Standstill Agreement. Moreover, because the Cardinal Group accompanied its request with the

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essential terms of its proposal, the communication is, in substance, a conditional merger proposal and therefore a separate and distinct breach of clause (a) of the Standstill Agreement.

We remind you that, in Section 5.1(n) of the Agreement and Plan of Merger dated as of May 2, 2006 (the "Merger Agreement"), Marsh expressly agreed that it would not "fail to enforce any provision of any ... standstill agreement ... to which it is a party." At the time the Merger Agreement was executed, Marsh clearly understood this to mean that it could not, without the consent of MSH Supermarkets Holding Corp. ("MSH"), directly or indirectly permit the Cardinal Group (or any other signatory to a standstill agreement) to submit, or seek Marsh's consent to submit, a competing merger proposal. MSH has not consented to a waiver by Marsh of the prohibitions imposed on the Cardinal Group by the Standstill Agreement (although we may be willing to do so, solely on the terms outlined below). Absent Marsh's acceptance of and compliance with each and all of our terms, we demand that the Board and Marsh comply with all of the obligations under Section 5.1(n) of the Merger Agreement and take any and all actions necessary to enforce said clauses (a) and (e) of the Standstill Agreement.

In the Letter, the Cardinal Group argues that the Board's fiduciary duties somehow trump the Company's clear contractual obligation under Section 5.1(n); this argument, however, is deeply flawed. Indiana law admits of no transcendent fiduciary duty that would permit or compel the Board to disregard the plain and unambiguous meaning of the Merger Agreement. To the contrary, Indiana law reinforces our view that (i) the Board has discharged its fiduciary duties in running an orderly sale process as it did, and in executing the Merger Agreement and (ii) the contractual obligations of the Merger Agreement are sound and enforceable.

In order to obscure the plain contractual obligations of Marsh under the Merger Agreement, which would forestall any communication with the Cardinal Group about a transaction (much less the actual consideration of such a transaction), the Cardinal Group asserts that the "fiduciary out" in the Merger Agreement conflicts with the affirmative covenant of Marsh to enforce other bidders' (including the Cardinal Group's) standstill agreements. The Cardinal Group's analysis in this area is both tortured and incorrect. Far from conflicting, when read correctly with Section 5.1(n), it is obvious that, the "fiduciary out" in
Section 5.5 does not apply to proposals from parties who had already participated in the auction process, and only applies to truly unsolicited newcomers. As you know, Marsh has run a thorough and fair auction process, as evidenced by what we understand to be over 30 bidders having signed agreements with standstill provisions effectively equivalent to those in the Standstill Agreement. As reflected in our express agreement to this effect in the Merger Agreement, we and Marsh intended to prohibit the parties who already had the opportunity to participate in the auction process from taking advantage of the provisions of Section 5.5 of the Merger Agreement and getting a second bite at the apple. In fact, as you well know, your counsel negotiated this point with us directly, requesting that the Merger Agreement permit Marsh to do exactly what the Cardinal Group has requested (waive the provisions of existing standstill agreements). In the face of our strenuous objections and our arguments that any further delay in this transaction could place the entire Company at risk, Marsh acquiesced (with full knowledge of an indication of interest from the Cardinal Group which was received during our exclusivity period), so that the prohibition on waiving existing standstill covenants with other bidders that is reflected in the final Merger Agreement reflects our bargained-for agreement on this point. We believe that the Board and the

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Special Committee wisely concluded that the offer was from parties without sufficient track record to operate a company that was in such precarious condition and that the offer was not credible given the contingencies despite the time Cardinal had to complete full diligence.

As you have no doubt been advised by your counsel, the Indiana legislature has explicitly rejected the idea of Revlon and Unocal-type duties for the boards of Indiana corporations, so that the Board may consider many factors in reaching its determination. The Board has fulfilled its fiduciary duties under Indiana law by running a rigorous and competitive auction process, in which the Cardinal Group chose not to engage fully. The result of that process was a binding Merger Agreement that both protected the integrity of the auction process itself, while providing a very high certainty of closing, and also provided a mechanism for the Board to consider new "over-the-transom offers" if any were to come. Under Indiana law, the Board's action in approving the Merger Agreement is fully protected. As previously noted, we have expended and continue to expend large sums of money and resources playing by the rules that Marsh and its representatives imposed in the auction process. Cardinal has done neither. In addition, Sun has committed substantial capital to this transaction to eliminate any doubt the transaction would be easily financed, and did not insist on a customary financing contingency in our offer; Cardinal also has done neither. The Board has clearly taken our respective postures into account when determining it was in the best interests of the Marsh shareholders to enter into the Merger Agreement; now the shareholders must decide the outcome of this transaction. In fact, were it to act as the Cardinal Group has requested, the Board would arguably breach its fiduciary duties by putting Marsh at risk of breaching its obligations under the Merger Agreement and jeopardizing a transaction that is in place in favor of a deal that may never happen.

As you well know, Marsh's financial performance continues to deteriorate at a rapid rate, and expending further management resources in contractually proscribed interaction with an inappropriate interloper who has no proven track record in acquiring and operating companies such as Marsh, or any others for that matter, can only result in further deterioration of Marsh's performance, including resulting in a Company Material Adverse Effect (as defined in the Merger Agreement). As you know, Sun's track record as a private equity firm focused on operational turnarounds is second to none, particularly in the retail sector. We are supported by experienced operators who have already visited Marsh's headquarters to work on our operating plan post-acquisition, including holding "town hall" meetings with employees to explain our operating philosophy and to hopefully calm an understandably nervous workforce and fatigued management team. In addition, we have a well known track record of closing transactions in the time frame to which we commit. The Cardinal Group suggests they only need a "few" days with management. Given the limited diligence they have done to date, we do not view that as an credible suggestion. Realistically, days will turn into weeks, all while Marsh continues to deteriorate and to allocate scarce resources to dispute and possible litigation. This, coupled with the commitment under the terms of our Merger Agreement for the Company to proceed in a timely manner to close our transaction (something which cannot be accomplished with management's time diverted to a party's demand for information who did not respond in a timely manner in the process as we did), would violate the terms of our Merger Agreement.

To our knowledge, the Cardinal Group are not operators, but appear to comprise primarily a real estate investor and a mezzanine finance lender. They do not have a track record that comes close


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to ours. There are also serious questions about the Cardinal Group's future plans for Marsh's business, and we question their ability to operate this business effectively, given that Marsh is in immediate need of turnaround management skills. In fact, we continue to believe that, given their lack of track record and their real estate focus, it is questionable that they even intend to continue operations at all. Perhaps even more importantly, as we have previously highlighted, the involvement of firms with so little track record in owning and operating companies will no doubt generate significant concern by Marsh's trade creditors, possibly resulting in a further tightening of Marsh's trade credit and limiting the ability of Marsh to continue its operations. Competitors will in addition no doubt seize on negative publicity about Marsh selling to a real estate investor, as they did in prior months when negative press articles were written about Marsh's financial condition. By contrast, the local press, encouraged by management and employees, have been positive about having MSH as a partner given our intention to operate and improve the business for its employees and customers. Any exacerbation of Marsh's declining operating performance could easily create a downward spiral that potentially could have a material adverse impact on Marsh's business. We are proven operators of retail businesses and will strive to make the right decisions for the communities, customers and employees of Marsh.

In light of all of the foregoing, we believe that it would not be in Marsh's best interests to waive the Standstill Agreement and we do not consent to such a waiver. Notwithstanding all of the foregoing, if the Board still desires to consider the Cardinal Group proposal, we would be willing to grant a waiver in respect of the Cardinal Group proposal on the following terms:

         (i) The Merger Agreement must be amended to provide that, in addition to the breakup fee provided for therein, we shall be entitled to recover all of our expenses in any circumstance where we are entitled to the breakup fee.

         (ii) The waiver would only survive for a period of three days as requested by the Cardinal Group. This is an imperative given the current financial position of Marsh.

         (iii) Any merger agreement entered into between Marsh and the Cardinal Group (including any Affiliate or designee) must provide that Marsh can and is waiving any and all standstill agreements with all parties. Further, the Cardinal Group's proposal that it will reimburse Marsh for the payment of our breakup fee one day after the signing of a merger agreement may not be modified.

         (iv) Other than the reimbursement for the payment of our breakup fee, the Cardinal Group must not be entitled to any further breakup fees or expenses from the Company. We want the shareholders to be the sole beneficiary of any increase in purchase price and not be diluted by the payment of multiple breakup fees.

It is our understanding that Marsh plans to issue a press release regarding the Cardinal Group proposal. We do not believe this is permitted by the Merger Agreement as it is not required by law or Nasdaq rule. In any event, any such disclosure made should also include in any such disclosure this response, including all of its terms.

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We would be happy to discuss this matter further with you or your representatives. We have enjoyed a good working relationship with management and we look forward to working together to bringing our transaction to a successful conclusion.

Very truly yours,

MSH Supermarkets Holding Corp.



By:/S/  David A. Blachman
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